Exhibit 99.1

Contacts:

Investors: Anna Marie Dunlap SVP Investor Relations 714-424-2678	Media: Kent Jenkins VP Public Affairs Communications 202-682-9494

CORINTHIAN COLLEGES REPORTS

FISCAL 2011 SECOND QUARTER RESULTS

Santa Ana, CA, February 1, 2011 – Corinthian Colleges, Inc. (NASDAQ:COCO) reported financial results today for the second quarter ended December 31, 2010. The results for the second quarter met or exceeded guidance for revenue and earnings per share and fell slightly below guidance for new student enrollment. (Previous guidance excluded all one-time charges. The company took a $206.0 million impairment, facility closing and severance charge in the second quarter, detailed under the Financial Review section of this release.)

“During the second quarter we completed an executive leadership transition and sharpened our focus on student outcomes, employee development, and financial performance” said Jack Massimino, Corinthian chairman and chief executive officer. “In the area of outcomes, we continue to review our programs to ensure that students are well-served in terms of completion, placement and value proposition. In keeping with past practice, we plan to either fix or eliminate programs that do not meet our standards.”

“As expected, the rate of new student enrollment growth declined in the second quarter,” Massimino said. “This decline is primarily the result of our decision to stop enrolling ability-to-benefit (ATB) students as of September 1, 2010. Negative industry publicity and uncertainties in the regulatory environment also played a role in the decline, as did a systems conversion in the Online Learning Division, which temporarily slowed that unit’s growth.

“We expect the loss of new ATB students and industry conditions to have a negative impact on student enrollment through at least the balance of the current fiscal year,” Massimino said. “In addition, we expect the elimination of programs that are not meeting student outcome standards to reduce enrollment in the near term. However, inquiries from prospective students increased in the second quarter compared with the same quarter last year. Based on current demand, we expect to grow enrollment over the long term.”

“One of our main priorities is to align expenses with our existing and projected student population,” Massimino continued. “Toward that end, in the third quarter we plan to reduce the workforce by approximately four percent. The majority of people impacted by these layoffs have already been notified. Combined with other efficiencies, we expect the layoff to result in annualized savings of $60 million.”

“We continue to actively monitor proposed changes in federal regulation and take steps to reduce our risk,” Massimino said. “For example, we have invested heavily in cohort default management, and we are seeing a marked improvement in default trends. Given the information currently available, we believe that defaults under the Department of Education’s two-year measurement no longer pose a significant risk to the company.”

Comparing the second quarter of fiscal 2011 with the same quarter of the prior year (Note: The following comparisons are on an “as reported” basis):

•	Net revenue was $482.8 million versus $414.3 million, up 16.5%.

•

Total student population at December 31, 2010 was 105,498 versus 93,152 at December 31, 2009, an increase of 13.3%. On a pro forma basis, including the Heald student population at both December 31, 2010 and December 31, 2009, the total student population decreased 0.5%.

•

Total new students were 26,831 versus 29,156, a decrease of 8.0%. On a pro forma basis, including Heald’s new students in both Q2 10 and Q2 11, new student growth declined 17.7%. Excluding the impact of the loss of ATB students, pro forma new student growth declined by 1.3%.

•

After giving effect to an impairment, facility closing and severance charge of $206.0 million (“charge”), the operating loss was $173.2 million, compared with operating income of $64.8 million. Excluding the charge, operating income was $32.8 million.

•	Net loss was $163.7 million, including the charge, compared with net income of $39.4 million. Excluding the charge, net income was $19.1 million.

•	Diluted loss per share was ($1.94) versus diluted earnings per share of $0.44. Excluding the charge, diluted earnings per share were $0.23.

Financial Review

Impairment, facility closing and severance charge – During the second quarter, we took a charge against earnings of $206.0 million. Of the total, $203.6 million was a non-cash charge resulting from an impairment test which indicated that all goodwill, with the exception of goodwill associated with the Heald College acquisition, was impaired. We believe the reduction in fair market value has resulted from continuing uncertainty related to the potential impact of new and pending regulations, particularly the proposed “gainful employment” rule. These factors have had a sustained negative impact on our stock price and thus on the fair value of certain reporting units.

In addition to the impairment charge, we also recorded a charge for severance payments in the amount of $2.4 million.

Educational services expenses were 60.0% of revenue in Q2 11 versus 53.6% in Q2 10, the result of higher compensation and bad debt, and new campus facility costs.

Bad debt expense was 6.5% of revenue in Q2 11 versus 5.8% in Q2 10. The increase was primarily due to a delay in the timing of financial aid packaging related to the transition of our third party processor to the federal direct loan program.

Marketing and admissions expenses were 22.0% of revenue in Q2 11 versus 19.4% in Q2 10. The increase is primarily the result of higher compensation costs, higher advertising costs, and higher costs per new student enrollment.

General and administrative expenses were 11.2% of revenue in Q2 11 versus 11.4% in Q2 10.

The operating margin (excluding the charge) was 6.8% in Q2 11 versus 15.6% in Q2 10. The decrease is the result of declining enrollment in the Everest ground schools, increased compensation costs, and expenses associated with our new campuses.

Cash and cash equivalents totaled $40.9 million at December 31, 2010, compared with $209.4 million at June 30, 2010.

Long term debt and capital leases (including current portion) totaled $232.2 million at December 31, 2010, compared with $314.3 million at June 30, 2010.

Cash flow from operations was $4.0 million in the six months ended December 31, 2010, versus $126.9 million in the six months ended December 31, 2009. The decline in cash flow is primarily related to the decline in our net income and the timing of cash payments and receipts related to working capital.

Capital expenditures were $65.8 million in the first six months of fiscal 2011, versus $30.9 million in the first six months of fiscal 2010. The increase is primarily the result of new campuses.

Regulatory Update

Improvement in Cohort Default Rates – We are seeing positive trends in the area of cohort default rates. We previously expected up to three of our OPEIDs to exceed the Department of Education’s (ED) 25% default threshold for three consecutive years under ED’s two-year methodology, which could have resulted in a loss of federal funding for those OPEIDs. Given the trend data now available, we believe that none of our OPEIDs will exceed the required thresholds under ED’s two-year measurement methodology. This improvement is driven by our progress with the 2010 cohort, which is now expected to have no institutions over the 25% threshold under the two-year method. We believe that our progress with the 2010 cohort of students will substantially reduce our risk as we transition to ED’s new three-year CDR measurement methodology beginning in fiscal 2012.

We believe that our positive CDR trends are the result of three main factors: 1) our substantial investment in cohort default management over the past 18 months; 2) stabilization in the wake of structural changes in student lending and the transition to direct lending; and 3) the increased participation of loan servicers in default management.

Compliance with 90/10 Rule – The federal 90/10 Rule (“Rule”) requires that no more than 90% of our revenue (on a cash basis) be derived from Title IV sources. The Rule is applied to individual OPEIDs (“institutions”), of which we have 49. As a result of recent increases in Title IV funding limits, the percentage of our revenue on a cash basis derived from Title IV funds increased significantly in fiscal years 2009 and 2010.

The Higher Education Opportunity Act of 2008 (the “HEOA”) provided a temporary change in the method of calculating the Rule which reduced the impact of Title IV funding increases and made it easier to maintain compliance with the Rule. Using the temporary 90/10 calculation, the Company as a whole derived approximately 81.9% of its U.S. revenue from Title IV programs in fiscal 2010, and none of our institutions exceeded the 90% threshold. Without the temporary relief provided by this modified calculation, approximately 89.8% of our net U.S. revenues would have been derived from federal Title IV programs in fiscal 2010, and 42 of our 49 institutions would have exceeded the 90% threshold.

We expect all of our OPEIDs to be able to comply with the Rule in the current fiscal year. When the first portion of 90/10 relief under the HEOA expires in fiscal 2012, we must substantially increase tuition pricing to ensure that our institutions remain below the 90% threshold. (An increase in tuition prices above the applicable limits for Title IV loans and grants effectively creates a funding gap that requires students to obtain other sources of funding to pay for the remaining tuition balance. This has the effect of reducing the overall percentage of revenue from Title IV sources.)

To remain in compliance with the 90/10 Rule in fiscal 2012, we plan to implement a tuition price increase in the third and fourth quarters of fiscal 2011. Price increases will be calculated individually for each OPEID and are expected to average 12%. We do not believe that substantial price increases are in the best interests of our students, and such increases may conflict with the intent of ED’s proposed “gainful employment” rule. If the 90/10 Rule is subsequently modified in a favorable manner through legislation, we plan to reduce the price increases to reflect that benefit on a prospective basis.

We are continuing to educate members of Congress and ED about the negative consequences of the 90/10 Rule, and believe that the most effective solution is a fundamental change in the Rule itself. However, there is no assurance that Congress will act on the Rule in a manner that is timely or favorable to our students or institutions.

Guidance

The following guidance excludes one-time charges:

Time Period	Revenue	Diluted EPS	New Student Growth
Q3 11	$462 - $472 million	$0.20 - $0.22	(15%) – (17%)

Conference Call Today

We will host a conference call today at 12:00 p.m. Eastern Time (9:00 a.m. PT), to discuss second quarter results. The call will be open to all interested investors through a live audio web cast at www.cci.edu (Investor Relations/Webcasts & Presentations) and http://www.companyboardroom.com/ www.streetevents.com. The call will be archived on www.cci.edu after the call. A telephonic playback of the conference call will also be available through 5:00 p.m. ET, Tuesday, February 8, 2011. To hear the replay, dial (888) 286-8010 (domestic) or (617) 801-6888 (international) and enter pass code 56538849.

About Corinthian Colleges

Corinthian is one of the largest post-secondary education companies in North America. Our mission is to change students’ lives. We offer diploma and degree programs that prepare students for careers in demand or for advancement in their chosen fields. Our program areas include health care, business, criminal justice, transportation technology and maintenance, construction trades and information technology. We have 122 Everest, Heald and WyoTech campuses, and also offer degrees online. For more information, go to http://www.cci.edu/.

Certain statements in this press release may be deemed to be forward-looking statements under the Private Securities Litigation Reform Act of 1995. The company intends that all such statements be subject to the “safe-harbor” provisions of that Act. Such statements include, but are not limited to, those regarding our beliefs and expectations regarding our decision to downsize the organization to align with lower enrollment; our ability to grow enrollments over the long term; our ability to manage student outcomes; the potential impact of pending federal regulation, particularly the proposed “gainful employment” rule; our future cohort default rates; our ability to remain in compliance with the federal 90/10 Rule; and the statements under the heading “Guidance” above. Many factors may cause the company’s actual results to differ materially from those discussed in any such forward-looking statements or elsewhere, including: potential negative effects from our decision to discontinue enrolling ATB students; the uncertain outcome of the Department of Education’s rule making and recently promulgated rules and pending inquiries by the Senate HELP committee, either or both of which could result in changes in federal regulation and legislation as well as changes in the manner in which we conduct our business; the company’s effectiveness in its regulatory and accreditation compliance efforts; the Company’s potential inability to manage the default rates of its students on their federal student loans; the outcome of ongoing reviews and inquiries by accrediting, state and federal agencies; the outcome of pending litigation against the company; risks associated with variability in the expense and effectiveness of the company’s advertising and promotional efforts; the uncertain future impact of the company’s new student information system and the company’s new financial aid processing system; potential increased competition; bad debt expense or reduced revenue associated with requesting students to pay more of their educational expenses while in school; the potential inability or failure of the company to employ underwriting guidelines that will limit the risk of higher student loan defaults and higher bad debt expense; changes in general macroeconomic and market conditions (including credit and labor market conditions, the unemployment rate and the rates of change of each such item); and the other risks and uncertainties described in the company’s filings with the U.S. Securities and Exchange Commission. The historical results achieved by the company are not necessarily indicative of its future prospects. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Corinthian Colleges, Inc.

(In thousands, except per share data)

Consolidated Statements of Operations

	For the three months ended December 31,		For the six months ended December 31,
	2010	2009	2010	2009
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net revenues	$482,794	$414,308	$984,538	$802,779
Operating expenses:
Educational services	289,640	221,874	575,407	436,887
General and administrative	54,015	47,341	109,733	86,805
Marketing and admissions	106,322	80,295	210,521	160,399
Impairment, facility closing, and severance charges	205,989	—	205,989	—

Total operating expenses	655,966	349,510	1,101,650	684,091

(Loss ) income from operations	(173,172)	64,798	(117,112)	118,688

Interest (income)	(188)	(351)	(421)	(651)
Interest expense	2,018	832	4,163	1,336
Other (income) expense	(1,229)	(1,351)	(1,807)	(2,510)

Pre-tax (loss) income from operations	(173,773)	65,668	(119,047)	120,513
(Benefit) provision for income taxes	(10,061)	26,267	11,556	48,198

Net (loss) income	$(163,712)	$39,401	$(130,603)	$72,315

(Loss) income per common share:
Basic	$(1.94)	$0.45	$(1.52)	$0.83
Diluted	$(1.94)	$0.44	$(1.52)	$0.82

Weighted average number of common shares outstanding:
Basic	84,390	87,625	86,169	87,444
Diluted	84,390	88,624	86,169	88,617

Selected Consolidated Balance Sheet Data

	December 31, 2010	June 30, 2010
	(Unaudited)
Cash and cash equivalents	$40,890	$209,419
Receivables, net (including long term notes receivable)	$179,908	$163,495
Current assets	$270,671	$437,722
Total assets	$1,059,965	$1,389,420
Current liabilities	$221,802	$297,311
Long-term debt and capital leases (including current portion)	$232,155	$314,259
Total liabilities	$517,834	$698,386
Total stockholders’ equity	$542,131	$691,034